Exhibit 8.1

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

June 19, 2015

Baylake Corp.
217 North Fourth Avenue

Sturgeon Bay, WI 54235

Ladies and Gentlemen:

We have acted as counsel to Baylake Corp., a Wisconsin corporation (“Baylake”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of May 5, 2015 (the “Agreement”) and entered into by and between Baylake and New Bancshares, Inc., a Wisconsin  corporation (“NEWBI”).  Under the Agreement, NEWBI will merge into Baylake, with Baylake as the surviving entity in the merger (the “Merger”).  The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Baylake, which includes the proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”).

At your request, we have examined the form of Registration Statement to be filed with the U.S. Securities and Exchange Commission, including the Proxy Statement/Prospectus that forms a part thereof, in connection with the issuance of shares of Baylake common stock and cash to the stockholders of NEWBI in exchange for their shares of NEWBI common stock in the Merger.

You have requested our opinion regarding the material U.S. federal income tax matters described in the Registration Statement under the section “Material United States Federal Income Tax Consequences of the Mergers.”

In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the Mergers, and such other documents as we have deemed necessary or appropriate.  We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Agreement, the Registration Statement, and the certificates.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Baylake Corp.

June 19, 2015

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

•	that the Merger will be consummated in accordance with the Agreement and the certificates of the parties to the Merger without breach or waiver of any material provision thereof;

•

the genuineness of all signatures and the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

•	the accuracy of any representation or statement made “to the knowledge of” or similarly qualified representation or statement.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” constitutes our opinion regarding the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of NEWBI common stock described in the Registration Statement who exchange their shares of NEWBI common stock for shares of Baylake common stock and cash in the Merger, subject to the assumptions, limitations, and qualifications referred to therein.  Our opinion addresses only the specific matters described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” and does not address any other federal, state, local, or foreign tax consequences that may result from the transactions described in the Registration Statement.

Our opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger. Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the opinion stated herein.  We undertake no responsibility to advise you of any developments in the facts or in the application or interpretation of the federal income tax laws.  Furthermore, if any of the statements, representations, warranties, assumptions, or certificates upon which we have relied to issue this opinion are incorrect, our opinion shall be void and may not be relied upon.

Baylake Corp.

June 19, 2015

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of our opinion as an exhibit to the Registration Statement, and to the use of our name under the section “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement.   In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.